Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 26, 2010, except for Notes 1 and 6, as to which the date is August 30, 2010, with respect to the combined statements of revenues and certain expenses of the Rockwood Predecessor Data Centers included in the Registration Statement (Amendment No. 2 to Form S-4 No. 333-167805) and related Prospectus of Digital Realty Trust, Inc. for registration of $500,000,000 aggregate principal amount of its 5.875% Notes due 2020.

/s/ Ernst & Young LLP

San Francisco, CA

August 30, 2010